Exhibit 99.1

For further information, contact:

Dr. Robert B. Harris

President/CEO, CBI

Phone: 800 735 9224

Fax: 804 648 2641

Commonwealth Biotechnologies, Inc. Announces Contract Signings

Company Pipeline Continues to Increase

RICHMOND, VA (May 11, 2004) - Commonwealth Biotechnologies, Inc. (NASDAQ SmallCap Market: CBTE), today reported receipt of new contract awards totaling nearly $1.7 million with government-related agencies. The new contracts focus on bio-defense and clinical trial laboratory support activities, two key growth areas for CBI, and range from production of select agent pathogens to immunogenicity assessment of select agent vaccines to clinical trial test analyses. Start dates for the new contracts are in the late second and early third quarters of 2004, and the revenues from these new contracts are expected to be realized beginning in the third quarter of 2004. The largest contract, totaling some $ 1.3 million will run through the third quarter of 2005.

“This work substantially increases CBI’s activities in two key core areas, bio-defense and clinical trial lab support,” explained Thomas R. Reynolds, Executive Vice President for Science and Technology of CBI, and Program Manager for the largest contract. “The new contracts will involve virtually all of CBI’s platforms, from peptide synthesis to bacteriology to virology. In fact, we are expanding our biosafety level 3 facility to accommodate certain aspects of the new work. We believe the new lab suite will then make us more attractive to new potential clients, which in turn will bring in additional revenue to the Company.”

“With its teaming partners, CBI is extremely competitive for new federal funds being allocated for bio-defense related programs,” said Robert B. Harris, President and CEO. “Our ability to take on additional contract work without unduly increasing staff is key to moving these dollars to the bottom line. CBI still has several high dollar contracts pending with various sponsors, at least some of which we expect will come our way. In the preceding three quarters, CBI has announced contracts which are building our baseline of revenues. We anticipate continuing financial improvement built on this baseline.”

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About CBI

Founded in 1992, CBI is located at 601 Biotech Drive, Richmond, VA 23235 (1-800-735-9224). CBI has provided comprehensive research and development services to more than 2,700 private, government, and academic customers in the global biotechnology industry. For more information, visit CBI on the web at www.cbi-biotech.com.

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Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. No statement herein should be considered an offer of any securities. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Specifically, there can be no guarantee that CBI will continue to see positive trends in financial performance. In addition, there can be no guarantee that CBI will compete effectively for additional contracts or that CBI’s development of a new lab suite will result in additional revenues. A number of factors, including customer demand, industry trends, armed conflict, and terrorist activities could alter these trends referenced herein. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.